As filed with the Securities and Exchange Commission on December 13, 2010

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Birks & Mayors Inc.

(Exact Name of Registrant as Specified in Its Charter)

Canada	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1240 Phillips Square

Montreal, Canada H3B 3H4

(Address of Registrant’s Principal Executive Offices) (Zip Code)

Non-Plan Option Agreement

(Full Title of Plan)

Michael Rabinovitch

Senior Vice President and Chief Financial Officer

Birks & Mayors Inc.

1240 Phillips Square, Montreal, Canada, H3B 3H4

(Name and Address of Agent For Service)

(514) 397-2501

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Rodney H. Bell, Esq.

Holland & Knight LLP

701 Brickell Avenue, Suite 3000

Miami, Florida 33131

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Voting Shares, without nominal or par value (1) (2)	242,944	$1.00	$242,944	$17.32

(1)	242,944 Class A Voting Shares are being registered that underly an option award granted pursuant to an amendment to an employment agreement, dated March 16, 2010 (the “Non-Plan Option Agreement”), between the Company and Thomas A. Andruskevich, the Company’s President and Chief Executive Officer.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the average of the high and low asking prices reported for the Company on the NYSE Amex LLC on December 10, 2010.

EXPLANATORY NOTE

The Company is filing this registration statement on Form S-8 to register 242,944 Class A Voting Shares of the Company underlying an option award granted pursuant to the Non-Plan Option Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participant in the Non-Plan Option Agreement as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (“SEC”) either as part of this registration statement or as prospectuses or prospectus supplements, pursuant to Rule 424 of the Securities Act. Those documents and the documents incorporated by reference in this registration statement, pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the SEC by the Company are incorporated herein by reference as of their respective dates of filing and shall be deemed to be a part hereof:

•

The Company’s Form 20-F filed, on July 12, 2010, pursuant to Section 13 or 15(d) of the Exchange Act of 1934 (the “Exchange Act”), which contains audited financial statements for the Company’s fiscal year ended March 27, 2010;

•

All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 20-F referred to in the immediately preceding paragraph;

•

The description of the Class A Voting Shares of the Company contained in Part I on the Form F-4 registration statement, under the heading “Description of Birks’ Capital Stock,” originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005; and

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such document.

For purposes of this registration statement, any statement in a document incorporated or deemed incorporated by reference is modified or superseded to the extent that a statement in this registration statement, or in any subsequently filed document which is or is deemed to be incorporated by reference, modifies or supersedes it. Any statement so modified or superseded is not, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the Canada Business Corporations Act, R.S.C., 1985, chapter C-44, a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. The corporation may advance moneys to the director, officer or other individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The individual shall repay any moneys advanced to him or her if he or she does not fulfill the above conditions. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or another entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

The By-laws of the Company (referred to as the Corporation in the By-laws) state as follows:

34.	Liability. No director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee of the Corporation, or for joining any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his office or in relation thereto, provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Canada Business Corporations Act, R.S.C., 1985, chapter C-44, any statute that may be substituted therefore and any regulations thereunder, as from time to time amended (the “Act”) or from liability for any breach thereof.

35.	Indemnification. Subject to the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity if:

(a)	he acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Corporation shall advance the necessary moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to previously. The individual shall repay the moneys if the individual does not fulfill the previously named conditions.

The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

36.	Insurance. Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 35 against any liability incurred by the individual in his capacity as a director or officer of the Corporation or in the individual’s capacity as a director or officer, or similar capacity, of another entity (as such term is defined in the Act), if the individual acts or acted in that capacity at the Corporation’s request.

The Company’s Indemnity Agreement with each director and officer states as follows:

1.	Indemnification. The Company will indemnify and save harmless each director and officer as follows:

1.1	except in respect to actions by or on behalf of the Company to procure a judgment in its favor, the Company will indemnify the individual against any and all costs, charges, expenses, fines, and penalties, including any amounts paid to settle an action or investigative proceeding or satisfy a judgment or investigative determination, which are reasonably incurred by the individual in respect of any civil, criminal, or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Company provided that:

•

(I) The individual acted honestly and in good faith with a view to the best interest of the Company or, as the case may be, to the best interests of the other entity for which (he/she) acted as a director or officer or in a similar capacity at the Company’s request; and

•	(II) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that her/his conduct was lawful.

1.2

in respect to actions by or on behalf of the Company to procure a judgment in its favor to which the individual is made a party by reason of being or having been a director or officer of the Company, the Company will (to the extent required by law) apply to a court of competent jurisdiction for an order approving the indemnity of the individual and subject to such approval when required by law, the Company will indemnify the individual respecting any and all costs, charges and expenses reasonably incurred by the individual in connection with such action provided the individual acted in accordance with paragraphs 1.1(I) and 1.1(II) hereof.

1.3	the Company will indemnify the individual against all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Company provided that:

•

The individual acted in accordance with paragraphs 1.1(I) and 1.1(II) hereof with respect to the behavior which is the subject of the action or proceeding and with respect to the conduct of its defense or her/his participation in the proceeding.

2.	Expenses. The Company will advance or pay to the individual from time to time, but no more frequently than monthly, the amount required by the individual, and claimed by the individual in order to pay the cost of participation in any action or investigation or like proceeding, including derivative actions. Such amounts shall include sums sufficient to cover all legal fees and expenses incurred or to be incurred by the individual, on a solicitor to client basis.

When advances are made to cover cost or expenses such shall be reasonable and shall not exceed the foreseeable costs, fees/expenses to cover amounts due during the following month. The individual shall repay the moneys if (he/she) did not act in accordance with paragraphs 1.1(I) and 1.1(II) hereof.

3.	Liability Insurance.

3.1	The Company covenants and agrees that, so long as the individual shall continue to serve as a director or officer of the Company and thereafter so long as the individual shall be subject to any possible proceeding by reason of the fact that the individual was a director or officer of the Company, the Company, subject to Section 3.3 of this Agreement, shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

3.2	In all policies of D&O Insurance, the individual shall be named as an insured in such a manner as to provide the individual the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers, if the individual is a director or officer.

3.3	Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided or the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit. If the Company determines to discontinue D&O Insurance coverage, the Company shall give prompt written notice to the individual.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
4.1*	Employment Agreement between Birks & Mayors Inc. and Thomas A. Andruskevich, dated April 16, 2008 (“Employment Agreement”)

4.2**	Amendment to the Employment Agreement between Birks & Mayors Inc. and Thomas A. Andruskevich, dated March 16, 2010

4.3**	Amendment to the Employment Agreement between Birks & Mayors Inc. and Thomas A. Andruskevich, dated March 16, 2010

4.4***	Amendment to the Employment Agreement between Thomas A. Andruskevich and Birks & Mayors Inc. dated June 30, 2010

5.1	Opinion of Stikeman Elliott LLP

23.1	Consent of Stikeman Elliott LLP (contained in Exhibit 5.1)

23.2 24.1	Consent of KPMG LLP Power of Attorney (included on the signature page)

*	Filed with Company’s Annual Report on Form 20-F, filed with the Securities and Exchange Commission on June 30, 2008 and incorporated herein by reference.
**	Filed with Company’s Form 6-K, filed with the Securities and Exchange Commission on March 17, 2010 and incorporated herein by reference.
***	Filed with Company’s Annual Report on Form 20-F, filed with the Securities and Exchange Commission on July 12, 2010 and incorporated herein by reference.

Item 9. Undertakings

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tamarac, Florida, on December 13, 2010.

BIRKS & MAYORS INC.

/s/ Michael Rabinovitch
Michael Rabinovitch
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears on the signature pages to this registration statement constitutes and appoints Michael Rabinovitch his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and, stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Thomas A. Andruskevich	President, Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2010
Thomas Andruskevich

/s/ Michael Rabinovitch Michael Rabinovitch	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 13, 2010

/s/ Lorenzo Rossi di Montelera Lorenzo Rossi di Montelera*	Chairman of the Board of Directors and Director	December 13, 2010

/s/ Gérald Berclaz	Director	December 13, 2010
Gérald Berclaz*

/s/ Emily Berlin	Director	December 13, 2010
Emily Berlin

/s/ Shirley Dawe	Director	December 13, 2010
Shirley Dawe*

/s/ Elizabeth Eveillard	Director	December 13, 2010
Elizabeth Eveillard

/s/ Ann Spector Lieff	Director	December 13, 2010
Ann Spector Lieff

/s/ Louis L. Roquet	Director	December 13, 2010
Louis L. Roquet*

/s/ Niccolò Rossi di Montelera	Director	December 13, 2010
Niccolò Rossi di Montelera*

/s/ Guthrie J. Stewart	Director	December 13, 2010
Guthrie J. Stewart*

SIGNATURE OF AUTHORIZED REPRESENTATIVES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant and other foreign persons* has signed this registration statement on December 13, 2010.

/s/ Michael Rabinovitch
Michael Rabinovitch

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Employment Agreement between Birks & Mayors Inc. and Thomas A. Andruskevich, dated April 16, 2008 (“Employment Agreement”)

4.2**	Amendment to the Employment Agreement between Birks & Mayors Inc. and Thomas A. Andruskevich, dated March 16, 2010

4.3**	Amendment to the Employment Agreement between Birks & Mayors Inc. and Thomas A. Andruskevich, dated March 16, 2010

4.4***	Amendment to the Employment Agreement between Thomas A. Andruskevich and Birks & Mayors Inc. dated June 30, 2010

5.1	Opinion of Stikeman Elliott LLP

23.1	Consent of Stikeman Elliott LLP (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature page)

*	Filed with Company’s Annual Report on Form 20-F, filed with the Securities and Exchange Commission on June 30, 2008 and incorporated herein by reference.
**	Filed with Company’s Form 6-K, filed with the Securities and Exchange Commission on March 17, 2010 and incorporated herein by reference.
***	Filed with Company’s Annual Report on Form 20-F, filed with the Securities and Exchange Commission on July 12, 2010 and incorporated herein by reference.